UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FieldPoint Petroleum Corporation
 (Exact Name of Registrant as Specified In Its Charter)

        Colorado

     84-0811034

(State of Incorporation

(I.R.S. Employer

or Organization)

Identification No.)

1703 Edelweiss Drive,       Cedar Park, Texas

78613

Address of principal executive offices)               (Zip Code)

Title of Each Class

Name of Each Exchange on Which

to be so Registered

    Each Class is to be Registered

Common Stock Purchase Warrants

NYSE

Amex

If this form related to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ‘

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

NA

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock Purchase Warrants

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Description of Registrant's Securities to Be Registered.

This registration statement relates to the registration of common stock purchase warrants (“Warrants”) under Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Warrants are being distributed as a dividend to the common stockholders of FieldPoint Petroleum Corporation (the “Company”) as of the Record Date of March 23, 2012.  Each holder of common stock of the Company is entitled to receive as a dividend one Warrant for every share of common stock owned on the Record Date.  As of the Record Date, there were 7,983,175 shares of common stock issued and outstanding.

The Warrants will not be exercisable until a Registration Statement on Form S-3 registering the issuance of the common stock upon exercise of the Warrant (“Warrant Shares”) is declared effective by the SEC (the “Registration Statement”).

Each Warrants entitles the holders thereof to purchase one share of Common Stock at an exercise price of $4.00 per share. The Warrants are exercisable for a period commencing upon the effective date of the Registration Statement and ending six (6) years from the Record Date. In the event the Warrants are not exercised within such six-year period, all unexercised Warrants will expire and be void and of no further force or effect. The Warrant exercise period may be extended by the Company at the sole discretion of the Board of the Directors upon thirty (30) days' notice to the Warrant Holders. The Warrants will expire, become void and be of no further force or effect upon conclusion of the applicable exercise period, or any extension thereof.

The Warrants will be governed by the terms of a Warrant Agreement between the Company and Computershare Trust Company, NA, as Warrant Agent.

The Company has the right to call the Warrant for redemption for a redemption price of $0.01 per Warrant upon thirty (30) days’ written notice in the event (i) the Registration Statement is effective, (ii) the public market price of the Common Stock has equaled  or exceeded 150% of the exercise price of the Warrant ($6.00) for ten (10) or more consecutive trading days, and (iii) the 30 day notice period ends within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 30 day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 30 day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 30 day period.

The exercise price, number and kind of common shares to be received upon exercise of the Warrants are subject to adjustment on the occurrence of certain events, such as stock splits, stock dividends or recapitalization of the Company. In the event of liquidation, dissolution or winding up of the Company, the holders of the Warrants will not be entitled to participate in the distribution of the assets of the Company. Additionally, holders of the Warrants have no voting, pre-emptive, liquidation or other rights of shareholders, and no dividends will be declared on the Warrants or the shares underlying the Warrants.

Item 2.

Exhibits.

Exhibit No.

Title

4.1	Form of Warrant Agreement (with Form of Warrant Certificate)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FieldPoint Petroleum Corporation

(Registrant)

Dated:   March 23, 2012

By:

/s/ Ray D. Reaves

Ray D. Reaves

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